Exhibit 4.8

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Security is a Book-Entry Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee thereof. This Security may not be transferred to, or registered or exchanged for Securities registered in the name of, any Person other than the Depositary or a nominee thereof and no such transfer may be registered, except in the limited circumstances described in the Indenture. Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, this Security shall be a Book-Entry Security subject to the foregoing, except in such limited circumstances described in the Indenture.

HOWMET AEROSPACE INC.

3.750% Notes due 2028

No. R-___	(U.S.) $___________

CUSIP# 443201
AF5	ISIN# US443201AF51

Howmet Aerospace Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $400,000,000 (United States) Dollars on March 3, 2028, and to pay interest thereon from March 3, 2026, or from the most recent March 3 or September 3 (each, an “Interest Payment Date”) to which interest has been paid or duly provided for, semi-annually in arrears on March 3 and September 3 in each year, commencing September 3, 2026, at the rate of 3.750% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 17 (or in the case of a leap year, February 18) or August 20 (in each case whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of and any premium and interest on this Security will be made (a) at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts or (b) subject to any laws or regulations applicable thereto and to the right of the Company (limited as provided in the Indenture) to rescind the designation of any such Paying Agent, at the main offices of the Company in Pittsburgh, Pennsylvania, or at such other offices or agencies as the Company may designate, by United States dollar check drawn on, or transfer to a United States dollar account maintained by the payee with, a bank in The City of New York; provided, however, that at the option of the Company payment of interest may be made by United States dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual, facsimile or electronic signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: March 3, 2026

HOWMET AEROSPACE INC.
Attest:
By:
Assistant Secretary		Vice President and Treasurer

CERTIFICATE OF AUTHENTICATION This is one of the securities of the series designated therein referred to in the within- mentioned Indenture. THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:

Authorized Signatory

Date: March 3, 2026

(Reverse of Global Note)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 30, 1993 (herein, as supplemented by the First Supplemental Indenture dated as of January 25, 2007 between the Company and the Trustee (as defined below), the Second Supplemental Indenture dated as of July 15, 2008 between the Company and the Trustee, the Fourth Supplemental Indenture dated as of December 31, 2017 between the Company and the Trustee, the Fifth Supplemental Indenture dated as of April 16, 2020 between the Company and the Trustee, the Seventh Supplemental Indenture dated as of November 12, 2025 between the Company and the Trustee and the Eighth Supplemental Indenture dated as of March 3, 2026 between the Company and the Trustee, called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor in interest to J. P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, as successor to PNC Bank, National Association), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities (herein called the “Holders”) and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially issued in the aggregate principal amount of (U.S.) $400,000,000.

The Securities of this series are subject to redemption, in whole or in part, at the Company’s option, at any time or from time to time, on at least 10 days, but not more than 60 days, prior notice to the Holders as described below. Any notice of redemption of the Securities of this series to be redeemed at the option of the Company may state that such redemption shall be conditional, in the Company’s discretion, on one or more conditions precedent, and that such conditional notice of redemption may be rescinded by the Company if it determines that any or all such conditions will not be satisfied by the redemption date, and that in such event, such redemption notice shall be of no further force or effect and the Company shall not be required to redeem the Securities on the redemption date or otherwise.

Prior to March 3, 2028, the Securities of this series will be redeemable, in whole or in part, at the Company’s option, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	100% of the principal amount of the Security to be redeemed; and

•	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below) plus 10 basis points less (b) interest accrued to, but excluding, the date of redemption plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of the foregoing discussion of an optional redemption, the following definitions are applicable: “Treasury Rate” means, with respect to any redemption date for the Securities, the yield determined by the Company in accordance with the following two paragraphs:

•	The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to March 3, 2028 (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to March 3, 2028 on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

•	If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, March 3, 2028, as applicable. If there is no United States Treasury security maturing on March 3, 2028 but there are two or more United States Treasury securities with a maturity date equally distant from March 3, 2028, one with a maturity date preceding March 3, 2028 and one with a maturity date following March 3, 2028, the Company shall select the United States Treasury security with a maturity date preceding March 3, 2028. If there are two or more United States Treasury securities maturing on March 3, 2028 or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

On and after the redemption date, interest will cease to accrue on the Securities of this series or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before the redemption date, the Company will deposit with a paying agent (herein called the “Paying Agent”), or the Trustee, money sufficient to pay the redemption price of and accrued interest on the Securities of this series to be redeemed on such date. If less than all of the Securities of this series are to be redeemed, the Securities of this series to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem this Security as described above, the Company will be required to make an offer to each Holder of the Securities of this series to repurchase all or any part (in denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Securities of this series at a repurchase price in cash equal to 101% of the principal amount of the Securities of this series repurchased plus any accrued and unpaid interest on the Securities of this series repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail or otherwise distribute a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities of this series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. Holders of the Securities of this series electing to have the Securities of this series purchased pursuant to a Change of Control Repurchase Event offer will be required to surrender their Securities of this series, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, to the Paying Agent at the address specified in the notice, or transfer their Securities of this series to the Paying Agent by book- entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the repurchase payment date. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities of this series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities of this series, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Repurchase Event provisions of the Securities of this series by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1)	accept for payment all Securities of this series or portions of Securities of this series properly tendered pursuant to the Company’s offer;

(2)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities of this series or portions of Securities of this series properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Securities of this series properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of the Securities of this series being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Securities of this series properly tendered the purchase price for the Securities of this series, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security of this series equal in principal amount to any unpurchased portion of any Securities of this series surrendered; provided that each new Security of this series will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Securities of this series upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities of this series properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of Holders, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares;

(3)	the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means, both (1) the rating on the Securities of this series is lowered by at least two of the three Rating Agencies and (2) the Securities of this series are rated below Investment Grade by at least two of the three Rating Agencies, in each case on any date during the 60-day period (which period shall be extended so long as the rating of the Securities of this series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the “Trigger Period”) after the earlier of (A) the occurrence of a Change of Control; or (B) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control. Unless at least two of the three Rating Agencies are providing a rating for the Securities of this series at the commencement of any Trigger Period, the ratings on the Securities of this series will be deemed to have been lowered by at least two of the three Rating Agencies, and the Securities of this series will be deemed to be rated below Investment Grade by at least two of the three Rating Agencies during the Trigger Period.

Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated “Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s control, the Company may select (as certified by a resolution of the Company’s board of directors) a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be, that is reasonably acceptable to the Trustee under the Indenture.

“S&P” means S&P’s Global Ratings, a division of S&P Global, Inc.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The provisions relating to defeasance and discharge set forth in Section 1302 of the Indenture and covenant defeasance set forth in Section 1303 of the Indenture are applicable to the Securities of this series.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 50% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of and any premium or interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture, and no provision of this Security or of the Indenture, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place(s) and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable or, subject to any laws or regulations applicable thereto and to the right of the Company (limited as provided in the Indenture) to rescind the designation of any such transfer agent, at the main offices of the Company in Pittsburgh, Pennsylvania and in or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

As used in this Security, “Business Day” means any day other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York. All other terms used in this Security which are defined in the Indenture and are not defined herein shall have the meanings assigned to them in the Indenture.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to the Change of Control Repurchase Event provisions of this Security, check the following box:

☐ Purchase pursuant to Change of Control Repurchase Event

If you want to elect to have only part of this Security purchased by the Company pursuant to the Change of Control Repurchase Event provisions of this Security, state the amount:

$ ________________

Date:
Your Signature:
(Sign exactly as your name appears on the other side of the Security) Signature Guarantee:

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guarantee medallion program or other signature guarantor acceptable to the Trustee.